Exhibit 99.1

ACETO Corporation 4 Tri Harbor Court Port Washington, New York 11050

“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Reports Fiscal 2016 Fourth Quarter and Record Full Year Results

PORT WASHINGTON, N.Y., August 25, 2016 — ACETO Corporation (Nasdaq: ACET), an international company engaged in the development, marketing, sale and distribution of Human Health products, Pharmaceutical Ingredients and Performance Chemicals, announced today financial results for the fourth quarter and fiscal year ended June 30, 2016.

Fiscal 2016 versus Fiscal 2015

•	Net sales of $558.5 million versus $547.0 million, a 2.1% increase
•	Gross profit of $142.8 million versus $135.4 million, a 5.4% increase
•	Net income of $34.8 million versus $33.5 million, a 3.8% increase
•	Diluted EPS of $1.18 versus $1.14, a 3.5% increase
•	Non-GAAP Adjusted Net Income of $44.4 million versus $38.9 million, a 14.2% increase
•	Non-GAAP Adjusted EPS of $1.50 versus $1.33, a 12.8% increase

Fourth Quarter Fiscal 2016 versus Fourth Quarter Fiscal 2015

•	Net sales of $135.4 million versus $146.6 million, a 7.6% decrease
•	Gross profit of $34.0 million versus $41.2 million, a 17.3% decrease
•	Net income of $6.8 million versus $13.6 million, a 50.3% decrease
•	Diluted EPS of $0.23 versus $0.46, a 50.0% decrease
•	Non-GAAP Adjusted Net Income of $10.3 million versus $14.0 million, a 26.7% decrease
•	Non-GAAP Adjusted EPS of $0.35 versus $0.48, a 27.1% decrease

Management Commentary

“For fiscal 2016, I am pleased to report that ACETO notched another record year in terms of sales and earnings. ACETO delivered double digit net income growth on a non-GAAP adjusted basis while continuing to execute on our strategy of transitioning the business toward human health. During the year we launched seven new finished dosage generic products and invested $7.9 million in product development, a 33.6% increase over fiscal 2015,” said Sal Guccione, Chief Executive Officer of ACETO.

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“However, after reporting solid results for the first nine months of 2016, we posted fourth quarter declines in net sales, gross profit and earnings, reflecting intensified competition in our Rising Pharmaceutical business, an unfavorable comparison to exceptionally strong results last year that included a $9.5 million favorable sales adjustment at Rising and a $3.5 million earn-out adjustment, also at Rising,” continued Mr. Guccione. “Our Pharmaceutical Ingredients segment grew sales by 11.3% in the quarter and maintained its gross margin on continued strong sales of active pharmaceutical ingredients in international markets. Also, consistent with trends seen in the first nine months of fiscal 2016, Performance Chemicals grew gross profit modestly in the quarter on lower sales, reflecting the impact of the devaluation of the Chinese currency on the specialty chemicals business and better product mix in the agricultural protection business.”

Mr. Guccione concluded, “Regarding 2017, we are expecting to grow both sales and net income. We have robust new product launch plans for generics, and expect to launch between 12 and 15 new products, approximately twice the number of products launched during 2016. The positive impact of these launches is expected to generate volume growth and accumulate over the course of fiscal 2017. As a result, and given the current competitive environment in the generics industry, for fiscal 2017 we are expecting both sales and non-GAAP adjusted earnings per share to grow in the mid-single digit percentage range, with GAAP earnings per share growing at a somewhat slower rate. Finally, given the dynamics of our product launch schedule, we expect the second half performance to be stronger than the first half.”

Fourth Quarter Financial Review

Net sales for the fourth quarter of fiscal 2016 were $135.4 million, a decrease of 7.6% from $146.6 million reported in the fourth quarter of fiscal 2015. Total Company gross profit was $34.0 million, a decrease of 17.3%, compared to $41.2 million in the fourth quarter of fiscal 2015. Gross margin for the fourth quarter was 25.1% compared to 28.1% in the prior year period.

Human Health segment sales were $52.7 million, a decrease of 18.2%, compared to $64.5 million for the fourth quarter of fiscal 2015. The revenue decrease was primarily due to greater price competition at Rising Pharmaceuticals and the inclusion of a $9.5 million favorable sales adjustment in the prior year’s fourth quarter. Nutritional product sales both in the U.S. and abroad were roughly unchanged versus the prior year’s period. Gross profit for the Human Health segment was $16.7 million, a decrease of 33.0%, compared to $24.9 million for the fourth quarter of fiscal 2015. Gross margin for the fourth quarter was 31.7%, compared to 38.7% in the prior year period reflecting the increased price competition partially offset by improved product mix in Nutritionals.

Pharmaceutical Ingredients segment sales were $42.5 million, an increase of 11.3%, compared to $38.2 million for the fourth quarter of fiscal 2015. The segment’s sales gain was driven by a rise in sales of APIs sold abroad. Gross profit in the quarter was $7.9 million, an increase of 13.7%, compared to $6.9 million for the fourth quarter of fiscal 2015. Gross margin for the fourth quarter was 18.5%, compared to 18.2% in the prior year period.

Performance Chemicals segment sales were $40.2 million, a decrease of 8.6%, compared to $43.9 million for the fourth quarter of fiscal 2015, primarily due to reduced sales of specialty chemicals for pigments, coatings and dye intermediates versus 2015, as well as reduced selling prices in specialty chemicals due to the devaluation of the Chinese Renminbi. Gross profit was $9.5 million, an increase of 1.5%, compared to $9.3 million for the fourth quarter of fiscal 2015. Gross margin was 23.5% for the fourth quarter compared to 21.2% in the prior year period reflecting a more favorable agricultural product mix and the decline in costs of specialty chemical products sourced from China due to the devaluation of the Chinese currency and apparent lower raw material costs at many of our suppliers.

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Total selling, general and administrative expenses were $20.4 million compared to $16.8 million in the same period last year, a 21.4% increase. Selling, general and administrative expenses in the current quarter included a $1.3 million environmental remediation charge related to the Arsynco property. Selling, general and administrative expenses in the prior year benefitted from a $3.5 million reversal of contingent consideration related to the acquisition of PACK Pharmaceuticals and included a $1.6 million environmental remediation charge related to the Arsynco property. Research and development expenses in the fourth quarter totaled $1.7 million compared to $2.7 million in the prior year period. The majority of R&D expenses are milestone based, and will fluctuate quarterly.

Operating income totaled $11.9 million, a decrease of 44.7% versus $21.6 million for the fourth quarter of fiscal 2015. Net income was $6.8 million, or $0.23 per diluted share, compared to net income of $13.6 million, or $0.46 per diluted share, for the comparable quarter of fiscal 2015. Non-GAAP Adjusted Net Income was $10.3 million in the fourth quarter, compared to $14.0 million in the prior period, a 26.7% decrease. Non-GAAP Adjusted Earnings per Share were $0.35, compared to $0.48 in the year ago fourth quarter, a 27.1% decrease.

Full Year Financial Review

Net sales for the twelve month period ended June 30, 2016 were $558.5 million, an increase of 2.1% from $547.0 million reported for the twelve month period ended June 30, 2015. On a constant euro currency basis, net sales increased by 4.0% in fiscal 2016. Total Company gross profit was $142.8 million compared to $135.4 million in fiscal 2015, an increase of 5.4%. Gross margin for fiscal 2016 was 25.6% compared to 24.8% in the prior year.

Human Health segment sales were $228.0 million, an increase of 1.2%, compared to $225.3 million for fiscal 2015. The sales increase was primarily due to an increase in sales at Rising. Nutritional product sales both in the U.S. and abroad were relatively unchanged versus the prior year. Gross profit for the Human Health segment was $77.9 million, an increase of 2.8%, compared to $75.7 million for fiscal 2015. Gross margin in the 2016 year was 34.2%, compared to 33.6% in the prior year period. The increase in gross margin was primarily due to price increases experienced in the prior year on certain Rising products.

Pharmaceutical Ingredients segment sales were $161.0 million, an increase of 7.8%, compared to $149.3 million for fiscal 2015. Gross profit was $28.8 million, an increase of 7.8%, compared to $26.7 million for fiscal 2015. Gross margin for fiscal 2016 was 17.9%, unchanged from the prior year period. The segment’s sale increases was primarily due to higher sales of APIs sold abroad, offset somewhat by a decline in sales of intermediates. The segment’s gross profit increase was due to higher sales of APIs sold abroad and a more favorable product mix of domestic API sales.

Performance Chemicals segment sales were $169.5 million, down 1.7% compared to $172.4 million for fiscal 2015. The sales decline was to due lower sales of domestic specialty chemicals, and reduced selling prices in specialty chemicals due to the devaluation of the Chinese currency, as well as the drop in oil prices, resulting in reduced customer pricing, partially offset by higher agricultural product sales. Gross profit was $36.2 million, an increase of 9.5%, compared to $33.0 million for fiscal 2015, due to a more favorable mix of both specialty chemical and agricultural product sales and the decline in costs of specialty chemical products sourced from China due to the currency devaluation. Gross margin was 21.3% for fiscal 2016 compared to 19.1% in the prior year.

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Total selling, general and administrative expenses were $76.8 million compared to $73.2 million in the prior year, a 5.0% increase. As a percentage of sales, SG&A increased modestly to 13.8% from 13.4%. Selling, general and administrative expenses included increased stock-based compensation expense, corporate business development expenses, and an environmental remediation charge related to Arsynco. Research and development expenses were $7.9 million compared to $5.9 million last year.

Operating income totaled $58.0 million, compared to $56.3 million for fiscal 2015. Interest expense in fiscal 2016 was $7.0 million compared to $4.0 million in the prior year reflecting amortization of the debt discount associated with the offering of Convertible Senior Notes. Net income was $34.8 million, or $1.18 per diluted share, compared to net income of $33.5 million, or $1.14 per diluted share, for fiscal 2015. Non-GAAP Adjusted Net Income was $44.4 million compared to $38.9 million in the prior period, a 14.2% increase. Non-GAAP Adjusted Earnings per Share were $1.50, compared to $1.33 in the year ago period, a 12.8% increase.

Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, August 26, 2016. To participate in the conference call, please dial (800) 446-1671 or (847) 413-3362 approximately 10 minutes prior to the call. Please reference conference ID # 42910986.

A live webcast of the conference call will be available in the Investor Relations section of the Company’s website, www.aceto.com. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 11:30 a.m. ET on August 26, 2016 until 11:59 p.m. ET on September 2, 2016 and may be accessed by calling (888) 843-7419 and reference conference ID # 42910986. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

Use of Non-GAAP Financial Information

In addition to U.S. GAAP results, this press release also includes certain non-GAAP financial measures as defined by the SEC. This measure, Adjusted Net Income, represents net income excluding amortization of intangibles, debt extinguishment, amortization of debt discount and debt issuance costs and transaction costs related to acquisitions. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior periods’ results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate the performance of its business units.

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Pursuant to the requirements of Regulation G, reconciliations of Adjusted Net Income to U.S. GAAP net income are presented in the table Non-GAAP Reconciliation of this press release.

About ACETO

ACETO Corporation, incorporated in 1947 and with offices and operations in 10 countries, is engaged in the development, marketing, sale and distribution of Human Health products (finished dosage form generics and nutraceuticals), Pharmaceutical Ingredients (pharmaceutical intermediates and active pharmaceutical ingredients) and Performance Chemicals (specialty chemicals and agricultural protection products).

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this news release may not occur. Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of ACETO’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that ACETO may make, or a projection involving anticipated revenues, earnings or other aspects of ACETO’s operating results or financial position, and the outcome of any contingencies. Any such forward-looking statements are based on current expectations, estimates and projections of management. ACETO intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives including selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.  ACETO cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond ACETO’s control, which may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, risks and uncertainties discussed in ACETO’s reports filed with the Securities and Exchange Commission, including, but not limited to, ACETO’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect ACETO’s results of operations and whether forward-looking statements made by ACETO ultimately prove to be accurate. In addition, periodic high-margin product sales may have a positive material financial impact in a given quarter that may be non-recurring in future quarters, thereby rendering one quarter's performance not useful as a predictor of future quarters' results.  ACETO’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  ACETO undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Investor Relations Contact:

LHA
Jody Burfening
jburfening@lhai.com

(212) 838-3777

(Financial Tables Follow)

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Aceto Corporation and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$135,424	$146,587	$558,524	$546,951
Cost of sales	101,377	105,421	415,739	411,517
Gross profit	34,047	41,166	142,785	135,434
Gross profit %	25.14%	28.08%	25.56%	24.76%

Selling, general and administrative expenses	20,443	16,839	76,820	73,159
Research and development expenses	1,657	2,719	7,937	5,942
Operating income	11,947	21,608	58,028	56,333

Other expense, net of interest expense	(1,713)	501	(4,174)	(2,468)

Income before income taxes	10,234	22,109	53,854	53,865
Income tax provision	3,460	8,473	19,088	20,382
Net income	$6,774	$13,636	$34,766	$33,483

Net income per common share	$0.23	$0.47	$1.19	$1.17

Diluted net income per common share	$0.23	$0.46	$1.18	$1.14

Weighted average shares outstanding:
Basic	29,184	28,793	29,110	28,731
Diluted	29,713	29,341	29,581	29,247

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Aceto Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per-share amounts)

	June 30, 2016	June 30, 2015

Assets
Current Assets:
Cash and cash equivalents	$66,828	$34,020
Investments	881	3,416
Trade receivables: less allowance for doubtful accounts: June 30, 2016 $513; and June 30, 2015 $691	167,612	161,521
Other receivables	12,650	10,611
Inventory	98,107	95,596
Prepaid expenses and other current assets	3,339	3,096
Deferred income tax asset, net	3,244	2,050

Total current assets	352,661	310,310

Property and equipment, net	10,044	10,456
Property held for sale	6,868	6,574
Goodwill	67,871	67,870
Intangible assets, net	79,071	78,997
Deferred income tax asset, net	18,053	9,972
Other assets	6,210	5,595

Total Assets	$540,778	$489,774

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term debt	$197	$10,197
Accounts payable	46,034	54,962
Accrued expenses	52,675	59,841
Total current liabilities	98,906	125,000

Long-term debt, net	118,592	99,960
Long-term liabilities	6,344	7,542
Environmental remediation liability	3,352	2,995
Deferred income tax liability	9,142	66
Total liabilities	236,336	235,563

Commitments and contingencies

Shareholders' equity:
Preferred stock, 2,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value: (75,000 shares authorized at June 30, 2016 and 40,000 shares authorized at June 30, 2015; 29,595 and 29,147 shares issued and outstanding at June 30, 2016 and June 30, 2015, respectively)	296	292
Capital in excess of par value	115,667	93,807
Retained earnings	194,804	167,208
Accumulated other comprehensive loss	(6,325)	(7,096)
Total shareholders' equity	304,442	254,211

Total liabilities and shareholders' equity	$540,778	$489,774

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Aceto Corporation

Diluted Net Income Per Common Share Excluding Charges (Non-GAAP Reconciliation)

(in thousands, except per share amounts)

	(unaudited) Three Months Ended June 30, 2016	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2016	(unaudited) Three Months Ended June 30, 2015	(unaudited) Diluted Net Income Per Common Share Three Months Ended June 30, 2015	(unaudited) Twelve Months Ended June 30, 2016	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2016	(unaudited) Twelve Months Ended June 30, 2015	(unaudited) Diluted Net Income Per Common Share Twelve Months Ended June 30, 2015

Net income, as reported	$6,774	$0.23	$13,636	$0.46	$34,766	$1.18	$33,483	$1.14

Adjustments:

Amortization of intangible assets	2,851	0.10	2,552	0.09	11,176	0.38	10,278	0.35
Amortization of debt discount (non-cash interest expense)	1,203	0.04	-	-	2,974	0.10	-	-
Amortization of debt issuance costs	209	0.01	-	-	522	0.02	-	-
Termination of interest rate swap	-	-	-	-	420	0.02	-	-
Contingent consideration	-	-	(3,468)	(0.12)	(1,074)	(0.04)	(3,468)	(0.12)
Separation and relocation costs	-	-	-	-	-	-	99	0.00
Step-up of inventory	-	-	-	-	-	-	209	0.01
Environmental remediation charge	1,313	0.04	1,618	0.06	1,313	0.04	1,618	0.06

Adjusted income excluding charges	12,350	0.42	14,338	0.49	50,097	1.70	42,219	1.44
Adjustments to provision for income taxes	2,063	0.07	307	0.01	5,672	0.20	3,320	0.11

Adjusted net income (Non-GAAP)	$10,287	$0.35	$14,031	$0.48	$44,425	$1.50	$38,899	$1.33

Diluted weighted average shares outstanding	29,713	29,713	29,341	29,341	29,581	29,581	29,247	29,247

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.

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